                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                   OPTIONAL, AND OTHER SPECIAL RIGHTS AND THE
                   QUALIFICATIONS, LIMITATIONS, RESTRICTIONS,
                   AND OTHER DISTINGUISHING CHARACTERISTICS OF
                           SERIES "D" PREFERRED STOCK

                                       OF

                     COMMODORE ENVIRONMENTAL SCIENCES, INC.
                             a Delaware Corporation

It is hereby certified that:

         1. The name of the Company (hereinafter called the "Company") is Commodore Environmental Sciences, Inc.

         2. The certificate of incorporation [as amended] of the Company authorizes the issuance of 10,000,000 shares of Preferred Stock, par value $.01, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series any by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

         3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series "D" issue of Preferred Stock:

         RESOLVED, that Sixty Thousand (60,000) of the 10,000,000 authorized shares of Preferred Stock of the Company shall be designated Series D Preferred Stock, $.01 par value per share and shall possess the rights and preferences set forth below:

         Section 1. Designation and Amount. The series of Preferred Stock designated and known as the "Series D Preferred Stock" shall have a par value of $.01 per share and the number of shares constituting the Series D Preferred Stock shall be 60,000. The Series D Preferred Stock shall have a stated value of $100 per share, with a 7% per annum dividend as set forth herein.

         Section 2. Rank. The Series D Preferred Stock shall rank: (i) prior to all of the Company's Common Stock, par value $.01 per share ("Common Stock");
(ii) pari passu with all the Company's Series B and Series C Preferred Stock;
(iii) junior to the Company Series AA Preferred Stock; (iv) prior to any other class or series of capital stock of the Company hereafter created (unless it specifically, by its terms, ranks on parity with the Series D Preferred Stock), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

         Section 3. Dividends. The Series D Preferred Stock will bear a 7% per annum cumulative dividend, payable at the time of conversion in cash or common stock of Commodore Applied Technologies, Inc. ("CXI Common Stock"), which is a subsidiary of the Company (the "Subsidiary"), at the Conversion Price (as defined herein), at the Company's option. No dividends shall be paid on the CXI Common Stock or any stock issued pursuant to Section 8 prior to the payment of dividends on the Series D Preferred Stock.

         Section 4. Liquidation Preference.

         (a) In the event of any liquidation, dissolution or winding up of the Company or the Subsidiary, either voluntary or involuntary, the Holders of Series D Preferred Stock, pari passu with the Holders of Series B Preferred Stock and Series C Preferred Stock, but after payment of an amount equal to $1.00 per share plus any declared but unpaid dividends per share on all outstanding Series AA Preferred Stock, shall be entitled to receive an amount per share equal to the sum of (i) $100 for each outstanding share of Series D Preferred Stock (subject to adjustments for Reclassifications (as defined herein), plus (ii) an amount equal to all accrued and unpaid dividends (which shall accrue through the Conversion Date, Redemption Date (both as defined herein) or the date liquidated damages are paid, as applicable) and any then unpaid liquidated damages (interest on which shall accrue at a rate of 2% per month) arising under Sections 5(c) or (g) (the "Liquidation Preference"). If upon the occurrence of such event, the assets and funds available to be distributed among the Holders of the Series D Preferred Stock shall be insufficient to permit the payment to such Holders of the full preferential amounts due to such Holders, then the entire assets and funds of the Company or the Subsidiary legally available for distribution shall be distributed, first to the Holders of the Series AA Preferred Stock, and then among the Holders of the Series C and Series D Preferred Stock on a pro rata basis.

         (b) A sale, conveyance or disposition of all or substantially all of the assets of the Company or the Subsidiary shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided further that, a consolidation, merger, acquisition, or other business combination of the Company or the Subsidiary with or into any other company or companies or the effectuation by the Company or the Subsidiary of a transaction or series of related transactions in which more than 50% of the voting power of the Company or the Subsidiary is disposed of shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(h)(ii) hereof.

         Section 5. Conversion. The record Holders of this Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each record Holder of Series D Preferred Stock shall be entitled to convert shares of Series D Preferred Stock beginning the day following the date that the Registration Statement for the CXI Common Stock underlying the Series D Preferred Stock was declared effective by the Securities and Exchange Commission, and at anytime thereafter, into that number of fully-paid and non-assessable shares of CXI Common Stock of the Subsidiary (the "Conversion Shares") calculated in accordance with the following formula (the "Conversion Rate"):

Number of shares issued upon conversion of one (1) share of Series D Preferred Stock =

                             Liquidation Preference
                         -----------------------------
                                Conversion Price

where, "Conversion Price" means an amount equal to a fifteen (15%) percent discount from the closing bid price of the CXI Common Stock as reported by Bloomberg, L.P. ("Bloomberg") averaged for the previous five (5) business days ending on the day before the Conversion Date (the "Average Closing Bid Price"); provided, however, if the average of the closing bid price of the CXI Common Stock, as reported by Bloomberg ("Floor Average"), for any consecutive thirty
(30) days is equal or less than $2.00 (such thirtieth (30th) day shall be the "First Trigger Date"), the conversion price shall equal $2.00; if the Floor Average for any consecutive thirty (30) days beginning any day after the First Trigger Date is less than $2.00 ("Second Trigger Date"), the conversion price shall equal $1.90; if the Floor Average for any thirty (30) days beginning any day after the Second Trigger Date is less than $1.90 (the "Third Trigger Date"), the conversion price shall equal $1.80; if the Floor Average for any consecutive thirty (30) days beginning any day after the Third Trigger Date is less than $1.80 (the "Fourth Trigger Date"), the conversion price shall equal $1.70; if the Floor Average for any consecutive thirty (30) days beginning any day after the Fourth Trigger Date is less than $1.70 (the "Fifth Trigger Date"), the conversion price shall equal $1.60; if the Floor Average for any consecutive thirty (30) days beginning any day after the Fifth Trigger Date is less than $1.60, the conversion price shall equal $1.50. Subject to Section 6(e) herein, in no event shall the Conversion Price be lower than $1.50 per share of CXI Common Stock. If the CXI Common Stock is not traded on the American Stock Exchange, the Average Closing Bid Price shall be the average closing bid price (and if not available, the mean of the high and low prices) of the Common Stock on the over-the-counter-market or the principal national securities exchange or the Nasdaq National Market System or Nasdaq SmallCap Market System on which the CXI Common Stock is traded for the previous five (5) business days ending on the day before the Conversion Date.

         The Conversion Price shall be equitably adjusted accordingly on a pro rata basis in the event of the happening of certain events that would affect the CXI Common Stock or Series D Preferred Stock's value including, but not limited to, forward and reverse stock splits, issuance of stock dividends, subdivision of shares, combinations, reclassifications, or the like (collectively "Reclassifications"). An adjustment made pursuant to this section shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such an event.

         (b) Mechanics of Conversion. Conversion of the Series D Preferred Stock to CXI Common Stock may be exercised in whole or in part by Holder telecopying an executed and completed Notice of Conversion (in the form annexed hereto as Exhibit A) to counsel for the Company, with a copy to the Company and the Subsidiary, and delivering the original Notice of Conversion and the certificate representing the Series D Preferred Stock to counsel by hand or by express courier within three (3) business days of exercise. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Subsidiary will reissue and transmit the certificates in the name of the Holder, or any other name as instructed by the Holder, representing the CXI Common Stock transferable upon conversion of all or any part of the Series D Preferred Stock (and the Company will transmit any certificates for replacement Series D Preferred Stock not previously converted but included in the original certificate presented for conversion) to the Holder via express courier within three (3) business days after counsel for the Company has received the original Notice of Conversion and the certificate representing the Series D Preferred Stock being so converted. The Notice of Conversion and certificate representing the portion of the Series D converted shall be delivered as follows:

                           To counsel of the Company:

                           Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel 153 East 53rd Street
                           New York, NY 10022
                           Attn: Stephen A. Weiss, Esq.
                           Telephone: 212-801-9200
                           Facsimile: 212-223-7161

                           To the Company:

                           Commodore Environmental Services, Inc.
                           150 East 58th Street
                           New York, NY 10155
                           Attn.: Bentley J. Blum
                           Telephone: 212-935-5400
                           Facsimile: 212-753-0731

                           To the Subsidiary:

                           Commodore Applied Technologies, Inc.
                           150 East 58th Street
                           New York, NY 10155
                           Attn.: Bentley J. Blum
                           Telephone: 212-935-5400
                           Facsimile: 212-753-0731

or to such other person at such other place as the Company shall designate to the Holder in writing.

         In the event that the Series D Preferred Stock are not converted within three (3) business days of the Conversion Date, the Company shall be liable to Holder for actual damages incurred from the fourth business day following the Conversion Date through the ninth business day following the Conversion Date for such failure (provided that Holder has delivered the original valid Notice of Conversion and the original certificate(s) representing the Series D Preferred Stock to be converted, or an affidavit and indemnity agreement as to lost certificates reasonably satisfactory to the Company). In the event the Series D Preferred Stock are not converted by the tenth (10th) business day following the Conversion Date, the Company shall pay to the Holder, by wire transfer, as liquidated damages for such failure and not as a penalty, an amount in cash equal to one (1%) percent per day of the Liquidation Preference for the Series D Preferred Stock to be converted which shall run from the tenth (10th) business day following the Conversion Date; provided, however, that actual damages and liquidated damages for a failure to deliver certificates of CXI Common Stock shall be determined in accordance with Section 5(g), if both of the following conditions are satisfied by the Company: (i) the failure to deliver certificates of CXI Common Stock is the result of a lack of available shares of CXI Common Stock and (ii) the Company commences, within ten (10) business days after the initial Conversion Date to purchase or otherwise acquire the number of shares of CXI Common Stock which is sufficient to permit conversion of all Series D Preferred Stock then outstanding at the Hypothetical Conversion Price (as hereinafter defined) then in effect.

                  (ii) No Fractional Shares. If any conversion of the Series D Preferred Stock would create a fractional share of CXI Common Stock or a right to acquire a fractional share of CXI Common Stock, such fractional share shall be disregarded and the number of shares of CXI Common Stock issuable upon conversion, shall be the next higher number of shares.

         (c) Restrictions on Conversion of the Series D Preferred Stock. Notwithstanding anything to the contrary contained herein, no shares of Series D Preferred Stock may be converted by a Holder to the extent that, after giving effect to the shares of CXI Common Stock issuable pursuant to a Notice of Conversion, the total number of shares of CXI Common Stock deemed beneficially owned by such Holder (other than by virtue of the ownership of the Series D Preferred Stock or the warrants issued to Holder in connection with the issuance of the Series D Preferred Stock or ownership of other securities that have limitations on a Holder's rights to convert or exercise similar to those limitations set forth herein), together with all shares of CXI Common Stock deemed beneficially owned by Holder's "affiliates" (as defined in Rule 144 under the Securities Act) that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") exists, would exceed 4.99% of the total issued and outstanding shares of CXI Common Stock, provided that each Holder shall have the right to waive this restriction, in whole or in part, immediately in case of a pending Change in Control Transaction (as defined herein) and in any other case upon 61 days prior notice to the Company. The delivery of a Notice of Conversion by any Holder shall be deemed a representation by such Holder it is in compliance with this Section 5(b). A transferee of the Series D Preferred Stock shall not be bound by this provision unless it expressly agrees to be so bound. The term "deemed beneficially owned" as used in this Section 5(c) shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Series D Preferred Stock.

         "Change in Control Transaction" means the date the Company or the Subsidiary (I) sells or otherwise conveys all or substantially all of its assets or (II) effects a transaction (by merger or otherwise) in which more than 50% of the voting power of the Company or the Subsidiary is disposed of, directly or indirectly, or if within any 12 month period there is a change of more than 50% of the members of the Company's or the Subsidiary's Board of Directors, of if any other person, entity or group (as defined in Section 13(d) of the Exchange
Act) and/or any of their affiliates or associates acquires in excess of 50% of the CXI Common Stock.

         (d) Mandatory Conversion. The Series D Preferred Stock is subject to mandatory conversion after five (5) years from the date of the closing of the sale of shares of Series D Preferred Stock (the "Closing Date"), at which time all Series D Preferred Stock will automatically be converted at the Conversion Price, upon the terms set forth in this section. Such five year period will be extended by the number of days during such period that (i) the Subsidiary's Common Stock has been Delisted (as defined herein); and/or (ii) a Suspension (as defined herein) has been in effect and by the number of days after the 90th day (if the Subsidiary is registering the Conversion Shares on Form S-3) or the 120th day (if the Subsidiary is registering the Conversion Shares on Form S-1), which date is applicable as provided from the date hereof that the Registration Statement (as defined herein) was not declared effective. Any particular day in which more than one of the foregoing condition events shall have been in effect shall only be counted once in determining the number of days by which to extend the five year period prior to mandatory conversion. Mandatory conversion shall not occur in the event of the occurrence of one or both of the following at the time of such mandatory conversion: (x) the Company or the Subsidiary is unable, or admits in writing its inability, to pay its debts, or is not paying its debts generally as they come due, or has made any assignment for the benefit of creditors; or (y) the Company or the Subsidiary has commenced, or there has been commenced against the Company or the Subsidiary, any case, proceeding, or other action seeking to have an order for relief entered with respect to the Company or the Subsidiary, or to adjudicate the Company or the Subsidiary as a bankrupt or insolvent.

         "Delisting" means the date the CXI Common Stock is delisted from the AMEX and is not otherwise listed on the Nasdaq Stock Market or other national securities exchange.

         "Suspension" means the date of a suspension of the use of the prospectus forming part of the registration statement (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Securities Act") registering the shares of CXI Common Stock issuable upon the conversions of the Series D Preferred Stock.

         (e) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its holdings of shares of CXI Common Stock, such number of shares of CXI Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series D Preferred Stock, the sufficiency of which shall be determined by using a Conversion Price (the "Hypothetical Conversion Price") derived from a hypothetical closing market price that is 75% of either (i) the actual Average Closing Bid Price on the Closing Date or (ii) the actual Average Closing Bid Price from time to time, whichever is lower. The Company hereby covenants and agrees that if at any time the Hypothetical Conversion Price falls to a level that would not enable all outstanding Series D Preferred Stock to be fully converted, the Company will promptly purchase or otherwise acquire the number of shares of CXI Common Stock sufficient to permit the conversion of all Series D Preferred Stock then outstanding at the Hypothetical Conversion Price then in effect.

         (g) Liquidated Damages. In the event of a Delisting, a Cumulative Suspension (as defined herein) or Insufficient CXI Common Stock (as defined herein) (each a "Damage Event"), the Company will pay to Holder (and to all other holders of the Shares), by wire transfer, as liquidated damages for such non-availability and not as a penalty, an amount in cash equal to 2% per month of the Liquidation Preference of only those Series D Preferred Stock then eligible for conversion, without regard to Section 5(c), for the first two months after the occurrence of a Damage Event, and 3% per month for each month thereafter. Similar liquidated damages shall be paid with respect to any Series D Preferred Stock not initially eligible for conversion when the Damage Event first occurred but which subsequently become eligible for conversion, without regard to Section 5(c), commencing in the first month that such Series D Preferred Stock become eligible for such conversion. Such liquidated damages shall continue to accrue and shall be payable until the Damage Event has been cured, and, if not paid, interest thereon shall accrue at a rate of 2% per month. At the Holder's election, such liquidated damages may be paid in cash or may be added to the principal of the Series D Preferred Stock for subsequent conversion purposes. Notwithstanding the foregoing, in the case of a Delisting, after six months from the date of such Delisting, the Company shall have the option to force Holder to as promptly as possible convert (in increments of no less than $50,000) all or part of its Series D Preferred Stock, subject to Holder being able to sell the underlying Conversion Shares, and simultaneously sell such Conversion Shares (where the conversion price therefor shall not be the Conversion Price but instead shall equal 85% of the Holder's sale price of the Conversion Shares, all as determined by Holder's actual trading records (to be provided to the Company). In no event may the Company force Holder to convert less than $50,000 of Series D Preferred Stock at any one time.

         "Cumulative Suspension" means the date a Suspension has occurred and is continuing or the date that is the 15th day in the aggregate that more than one Suspension has occurred since the effective date of the Registration Statement.

         "Insufficient CXI Common Stock" means the date the number of shares of CXI Common Stock held by the Company is not sufficient to effect the conversion of all outstanding Series D Preferred Stock then eligible for conversion (whether or not the Holders have duly delivered Notices of Conversion).

         (h) Adjustment to Conversion Rate.

                  (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Series D Preferred Stock is issued and outstanding, the number of outstanding shares of CXI Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of CXI Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event the Company and the Subsidiary shall notify the Company's and the Subsidiary's transfer agent of such change on or before the effective date thereof.

                  (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series D Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of CXI Common Stock of the Company or the Subsidiary shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or the Subsidiary or another entity, or other property, then the Holders of Series D Preferred Stock shall, upon being given at least 30 days advance written notice of such transaction, thereafter have the right to purchase and receive upon conversion of Series D Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of CXI Common Stock immediately theretofore issuable upon conversion, such shares of stock and/or securities or other property as may be issued or payable with respect to or in exchange for the number of shares of CXI Common Stock immediately theretofore purchasable and receivable upon the conversion of Series D Preferred Stock held by such Holders had such merger, consolidation, exchange of shares, recapitalization or reorganization not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series D Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series D Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Company or the Subsidiary shall not effect any transaction described in this subsection 5(h) unless (1) Holder has been given at least 30 days advance written notice of such transaction, and (2) the resulting successor or acquiring entity (if not the Company or the Subsidiary) assumes by written instrument the obligation to deliver to the Holders of the Series D Preferred Stock such shares of stock and/or securities or other property as, in accordance with the foregoing provisions, the Holders of the Series D Preferred Stock may be entitled to receive upon conversion of the Series D Preferred Stock.

                  (iii) No Fractional Shares. If any adjustment under this
Section 5(h) would create a fractional share of CXI Common Stock or a right to acquire a fractional share of CXI Common Stock, such fractional share shall be disregarded and the number of shares of CXI Common Stock issuable upon conversion shall be the next higher number of shares.

         Section 6. Redemption By Parent Company.

                  (a) The Company's Right to Redeem. The Company shall have the right, at any time and from time to time, in its sole discretion, to redeem in whole or in part the Series D Preferred Stock then outstanding, except that if the Holder or any Holder of the Series D Preferred Stock has submitted a Notice of Conversion, the Company shall not have the right to redeem the shares of Series D Preferred Stock which were submitted for conversion and the certificates representing Conversion Shares should be delivered promptly according to Section 5(b) herein. If the Company elects to redeem some, but not all, of the Series D Preferred Stock, the Company shall redeem the Series D Preferred Stock pro rata among the Holders of all the Series D Preferred Stock then outstanding. The date of the Company's redemption of Series D Preferred Stock shall be referred to as the "Redemption Date."

                  (b) Redemption Price. The redemption price per Series D Preferred Stock shall equal $125.

                  (c) Mechanics of Redemption; Holder's Conversion Rights. The Company shall effect each such redemption by giving notice of its election to redeem ("Redemption Notice"), by facsimile, by 5 P.M. New York City time on the Redemption Date and shall provide a copy of such redemption notice by overnight or 2-day courier, to Holder, all other Holders of Series D Preferred Stock and the Company's Transfer Agent. Such redemption notice shall indicate whether the Company will redeem all or part of the Series D Preferred Stock. Upon the giving of any such Redemption Notice, and until the earlier of either payment of the applicable redemption price or fifteen (15) business days after the Redemption Date (or later as provided in Section 6(d) below), the conversion rights in respect of the Series D Preferred Stock called for redemptions shall be suspended. Subject to the Company's payment of the applicable redemption price, the accrual of dividends in connection with the shares of Series D Preferred Stock called for redemption will suspend on the Redemption Date.

                  (d) Payment of Redemption Price. Upon receipt of a Redemption Notice, Holder shall send its shares of Series D Preferred Stock being redeemed to the Company or its Transfer Agent within three business (3) days of the receipt of such Redemption Notice, and the Company shall pay the applicable redemption price within fifteen (15) business days of the Redemption Date (such fifteen business (15) day period shall be extended for each day the Series D Preferred Stock being redeemed have not been delivered to the Company or its Transfer Agent beyond the third (3rd) business day after receipt of the Redemption Notice). The Company shall not be obligated to deliver the redemption price unless the shares of Series D Preferred Stock so redeemed are delivered to the Company or its Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, Holder delivers to the Company a lost certificate affidavit reasonably satisfactory to Company and its Transfer Agent.

                  (e) Default of Company's Redemption. If the Company fails to pay the applicable redemption price to the Holder and/or other Holders of the Series D Preferred Stock being redeemed by the Company within fifteen (15) business days of the Redemption Date (such fifteen business (15) day period shall be extended for each day the Series D Preferred Stock being redeemed have not been delivered to the Company or its Transfer Agent beyond the third business (3rd) day after receipt of the Redemption Notice), the Company shall be deemed to have defaulted on their right to redeem such shares of Series D Preferred Stock. Such shares of Series D Preferred Stock shall thereafter become immediately convertible and the Conversion Price for such shares of Series D Preferred Stock shall be equal to 75% of the Average Closing Bid Price. The Conversion Price for such Series D Preferred Stock shall not be subject to a floor.

                  (f) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a redemption notice or effect a redemption during a Blackout Period (defined as a period during which the Company's or the Subsidiary's officers or directors would not be entitled to buy or sell stock because of their holding of material non-public information). In the event the Company initiates a redemption during a Blackout Period without having first made public material non-public information, the Company or the Subsidiary shall disclose the non-public information that resulted in the Blackout Period, and no redemption shall be effected until at least 10 days after the Company or the Subsidiary shall have given the Holder written notice that the Blackout Period has been lifted.

         Section 7. Voting Rights. The Holders of the Series D Preferred Stock shall have no voting power whatsoever, except with respect to any amendment to the Company's or the Subsidiary's Certificate of Incorporation which would have an adverse effect on the Series D Preferred Stock or as otherwise provided by the General Corporation Law of the State of Delaware.

         Section 8. Status of Converted Stock. In the event any shares of Series D Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series D Preferred Stock.

         Section 9. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series D Preferred Stock.

         FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series D issue of Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the corporation pursuant to the provisions of
Section 104 and 151 of the General Corporation Law of the State of Delaware.

Signed on May 15, 1997                               /s/ Paul E. Hannesson
                                                     --------------------------
                                                     Name: Paul E. Hannesson
                                                     Title: President

Attest

/s/ Michael D. Fullwood
----------------------------
Name: Michael D. Fullwood
Title: Secretary

                                                                       EXHIBIT A

                              NOTICE OF CONVERSION
                (To be Executed by the Registered Holder in order
                       to Convert the 7% Preferred Stock)

         The undersigned hereby irrevocably elects to convert     shares of COES
Preferred Stock represented by above Certificate No.    into shares of common
stock of COMMODORE APPLIED TECHNOLOGIES, INC. (the "Subsidiary") according to the conditions hereof, as of the date written below.

         The undersigned represents and warrants that:

         All offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the COES Preferred Shares shall be made pursuant to an exemption from registration under the Act, or pursuant to registration of the Common Stock under the Securities Act of 1933, as amended.


                  ________________________________   ___________________________
                  Date of Conversion                 Applicable Conversion Price

                  ________________________________   ___________________________
                  Number of Shares of Common Stock   $ Amount of Conversion
                  upon Conversion

                  ________________________________   ___________________________
                  Signature                          Name

                  Address:                           Delivery of Shares to:



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